Exhibit 99.1

Kopin Reports First Quarter 2008 Financial Results

Revenue Increases 61% on Strong Performance of III-V and CyberDisplay

TAUNTON, Mass.--(BUSINESS WIRE)--Kopin Corporation (NASDAQ: KOPN) today announced financial results for the first quarter of 2008.

Total revenues for the first quarter of 2008 increased 61% to $29.2 million from $18.1 million for the comparable period of 2007. Display revenue increased 89% to $17.1 million from $9.0 million for the first quarter of 2007, while revenue from III-V products increased 33% to $12.1 million from $9.1 million in the same period of 2007.

Net income for the first quarter of 2008 was $1.0 million, or $0.01 per diluted share, compared with a net loss of $3.3 million, or $0.05 per share, for the three months ended March 31, 2007.

Cash and marketable securities as of March 29, 2008 totaled $88.7 million and the Company had no long-term debt.

“We delivered another quarter of robust top-line growth, powered by momentum from both our III-V and CyberDisplay product lines,” said Kopin President and Chief Executive Officer Dr. John C.C. Fan. “In our III-V business, our strategy to improve efficiency, quality and cost by significantly expanding our 6-inch HBT wafer capacity drove strong year-over-year performance in the quarter. In our CyberDisplay product line, demand across our customer end-markets drove year-over-year growth in all three product categories, as revenue from consumer electronics, military and eyewear display applications each posted double-digit percentage growth in revenue during the quarter.

“Our bottom line improved as a result of a favorable sales mix during the quarter which featured the sale of higher margin products. In addition, the first quarter was favorably impacted by lower bad debt expense of approximately $270,000 and foreign exchange gains of approximately $400,000, which were partially offset by higher expenses of approximately $225,000 associated with our 2006 and 2007 SEC filings,” Dr. Fan said.

Comments on CyberDisplay Business

“The quality of our displays has positioned Kopin as the premier technology developer and supplier of high-performance transmissive AMLCDs to the U.S. military,” Dr. Fan said. “Display product revenue from military applications was $7.3 million in the first quarter of 2008, compared with $4.2 million in the first quarter of 2007, reflecting our successful participation in the U.S. Army’s ongoing weapon sight programs. Research and development revenue from contracts for the development of displays for military applications was $1.9 million in the first quarter of 2008 compared with $0.1 million in the first quarter of 2007.”

“The weapon sight programs are emblematic of the Army’s focus on technology innovation, and Kopin’s products have become an important part of the military’s investment,” Dr. Fan said. “To support these as well as future programs, this month we completed construction and installation in Taunton of a 2,800-square-foot clean room, equipped with specialized instruments, that will be used for High-Level Assembly of eyepieces for military applications.”

“Kopin also is working closely with its military partners on the next generation of night vision systems,” Dr. Fan said. “In April, we received the first of an anticipated three-phase, $4.2 million award as part of the Army’s Manufacturing Technology Program (ManTech) to accelerate our production capability and enhance the performance of our CyberDisplay SXGA LVR microdisplay. As the world’s highest resolution microdisplay, Kopin’s SXGA LVR together with multi-spectral imaging sensors, provides the highest quality night vision.”

“Demand also was very strong on the consumer side of our display business, as revenue from consumer electronics products increased 51% to $5.7 million in the first quarter of 2008 compared with $3.8 million in the first quarter of 2007, and revenue from the sales of displays for video eyewear applications increased to $2.1 million as compared to $1.0 million in the first quarter of 2007,” Dr. Fan said. “In the digital still camera market, we are continuing to focus on more advanced models, which offer the potential for higher margins and a larger addressable market. In the video eyewear market, design activity continues to accelerate. The combination of our newly installed 8-inch display manufacturing line and our expertise in volume manufacturing of the world’s highest resolution AMLCDs positions us well as the video eyewear category builds momentum.”

Comments on III-V Business

“The future of our III-V business is bright,” Dr. Fan said. “In April, we announced the extension of our HBT purchase and supply agreement with our long-time customer, Skyworks Solutions, an established leader in RF solutions for mobile communications. Kopin has contracted to fulfill all of Skyworks’ 4-inch-diameter and the vast majority of its 6-inch-diameter HBT wafer requirements through July 2010. To accommodate III-V product demand, we recently completed the installation of three new advanced MOCVD reactors at our Taunton facility. These systems enhance our capability to process 6-inch GaAs wafers for HBTs used in both power amplifiers and for a number of new wireless and optoelectronic applications.”

Business Outlook

“We are off to an excellent start in 2008, and we are optimistic that our momentum will continue in the quarters ahead,” Dr. Fan said. “We are seeing strong growth from all market segments within our CyberDisplay product line, and we are particularly excited about the opportunities in the military and video eyewear markets as we go forward. The outlook for III-V is also very positive. In addition to our extended purchase and supply agreement with Skyworks, we are excited about the longer-term opportunities for our III-V products in areas such as solar cells and wireless broadband. We have installed new capacity and capability for all of our product lines and we are actively improving the performance of our products as well as developing exciting new products. Although we are seeing some indications of a softening in the consumer electronics market segment, based on the strength in other market segments we believe we are on track to achieve our revenue guidance of $105 million to $115 million for 2008.”

“We look forward to seeing shareholders at our annual meeting on May 20, 2008. For additional details please visit our website, www.kopin.com,” Dr. Fan concluded.

Company Announces Dismissal of Derivative Lawsuits

Kopin today announced that the Massachusetts Superior Court has dismissed two derivative lawsuits filed against Kopin, as a nominal defendant, and certain officers and directors, in connection with the Company’s historical stock option granting process, the accounting for past stock options, and historical sales of stock. The plaintiffs may appeal the decision.

First-Quarter Conference Call

In conjunction with its first-quarter 2008 financial results, Kopin will host a teleconference call for investors and analysts at 5:00 p.m. ET today. To hear the conference call, please dial (877) 407-5790 (U.S. and Canada) or (201) 689-8328 (International). The call will also be available as a live and archived audio webcast on the "Investors" section of the Kopin website, www.kopin.com.

About Kopin

Kopin Corporation produces lightweight, power-efficient, ultra-small liquid crystal displays and III-V heterojunction bipolar transistors (HBTs) that are revolutionizing the way people around the world see, hear and communicate. Kopin has shipped more than 20 million displays for a range of consumer and military applications including digital cameras, personal video eyewear, camcorders, thermal weapon sights and night vision systems. The Company's HBTs, which help to enhance battery life, talk time and signal clarity, have been integrated into billions of wireless handsets as well as into WiFi, VoIP and high-speed Internet data transmission systems. Kopin's proprietary display and III-V technologies are protected by more than 200 global patents and patents pending. For more information, please visit Kopin's website at www.kopin.com.

CyberDisplay and The NanoSemiconductor Company are trademarks of Kopin Corporation.

Kopin – The NanoSemiconductor Company™

Safe Harbor Statement

Statements in this news release may be considered “forward-looking” statements under the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These include statements relating to Kopin’s expectation that it is positioned as the premier technology developer and supplier of high-performance transmissive AMLCDs to the U.S. military; our expectation that the digital still camera market offers the potential for higher margins and a larger addressable market; our expectation that our expertise in volume manufacturing of the world’s highest resolution AMLCDs positions us well as this emerging category builds momentum; our expectation that our future III-V business is bright; our expectation that we are off to an excellent start in 2008, and that we are optimistic that our momentum will continue ahead; our expectation that the outlook for III-V is also very positive; and our expectation that we are on track to achieve our revenue guidance of $105 million to $115 million for 2008. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, manufacturing, marketing or other issues that may prevent either the adoption or rapid acceptance of products; competitive products and pricing; the risk that new product initiatives and other research and development efforts may not be successful; the loss of significant customers; the potential that costs to produce the Company’s microdisplay and HBT products will increase significantly, or that yields will decline; the potential that the Company’s revenue guidance and product forecasts will turn out to be wrong; the potential that military programs involving Kopin’s products will be delayed or cancelled; the potential that the Company’s military and commercial customers might be unable to ramp production volumes of their products; market acceptance of video eyewear, digital still cameras, toys, military systems, cellular phones or other products in which Kopin’s products are integrated; manufacturing delays, technical issues, economic conditions or external factors that may prevent the Company from achieving its financial guidance; potential claims or liability that could arise as a result of the Company’s restatement of its financial statements; and other risk factors and cautionary statements listed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the 12 months ended December 29, 2007, and the Company’s subsequent filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no responsibility to update any of these forward-looking statements to reflect events or circumstances occurring after the date of this report.

Kopin Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended

	March 29, 2008	March 31, 2007

Revenues:
Product revenues	$27,015,881	$17,876,493
Research and development revenues	2,149,291	252,988
	29,165,172	18,129,481
Expenses:
Cost of product revenues	20,332,271	15,230,103
Research and development	5,033,374	2,435,833
Selling, general and administrative	3,843,278	4,913,755
	29,208,923	22,579,691

Loss from operations	(43,751)	(4,450,210)
Other income and (expense):
Interest and other income	1,391,665	1,280,946
Interest and other expense	(9,100)	(35,192)
	1,382,565	1,245,754

Income (loss) before income taxes, minority interest in income of subsidiary and equity loss in unconsolidated affiliate	1,338,814	(3,204,456)

Provision for income taxes	(211,000)	(45,179)

Income (loss) before minority interest in income of subsidiary and equity loss in unconsolidated affiliate	1,127,814	(3,249,635)

Minority interest in income of subsidiary	(153,718)	(3,582)
Equity loss in unconsolidated affiliate	(23,861)	(45,608)

Net income (loss)	$950,235	$(3,298,825)

Net income (loss) per share:
Basic	$0.01	$(0.05)
Diluted	$0.01	$(0.05)

Weighted average number of common shares outstanding:
Basic	67,741,957	67,467,996
Diluted	67,746,937	67,467,996

Kopin Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

	March 29,	December 29,
	2008	2007
ASSETS
Current assets:
Cash and marketable securities	$88,737,890	$93,304,317
Accounts receivable, net	20,704,789	15,127,408
Inventory	16,919,219	16,732,060
Prepaid and other current assets	3,272,708	1,981,958

Total current assets	129,634,606	127,145,743

Equipment and improvements, net	22,239,522	21,927,061
Other assets	12,131,373	11,981,173

Total assets	$164,005,501	$161,053,977

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$14,758,596	$12,652,594
Accrued expenses	6,757,853	6,370,958
Billings in excess of revenue earned	173,851	173,851

Total current liabilities	21,690,300	19,197,403

Lease commitments	839,839	805,797
Minority interest	3,356,079	3,549,369
Stockholders' equity	138,119,283	137,501,408

Total liabilities and stockholders' equity	$164,005,501	$161,053,977

CONTACT:
Kopin Corporation
Richard Sneider, 508-824-6696
Chief Financial Officer
Richard_Sneider@kopin.com
or
Sharon Merrill Associates, Inc.
Scott Solomon, 617-542-5300
Vice President
ssolomon@investorrelations.com